Exhibit 2.2

EXECUTION VERSION

PROJECT CARDINAL-ELM

REAL ESTATE PURCHASE AGREEMENT

BY AND BETWEEN

ISLE OF CAPRI CASINOS LLC,

MTR GAMING GROUP, INC.

AND

VICI PROPERTIES L.P.

Dated as of June 17, 2019

i

Exhibit A-1:	Mountaineer Property

Exhibit A-2:	IOC-Caruthersville Owned Property

Exhibit A-3:	IOC-CG Owned Property

Exhibit A-4:	IOC-Caruthersville Leased Property

Exhibit A-5:	IOC-CG Leased Property

Exhibit B-1:	Form of Deed for Mountaineer Owned Property

Exhibit B-2:	Form of Deed for IOC-Caruthersville Owned Property

Exhibit B-3:	Form of Deed for IOC-CG Owned Property

Exhibit C:	Form of Bill of Sale

Exhibit D:	Intentionally Omitted

Exhibit E:	Certification in Compliance with Treasury Regulations Section 1.1445-2

Exhibit F:	Form of Vessel Bill of Sale

Exhibit G:	Form of Cape Girardeau Parking Lot Lease Assignment

Exhibit H:	Form of Cape Girardeau Warehouse Lease Assignment

Exhibit I:	Form of Caruthersville Right-Of-Way Lease Assignment

Exhibit J:	Form of Caruthersville Use Permit Lease Assignment

Exhibit K:	Form of Caruthersville Warehouse Lease Assignment

ii

REAL ESTATE PURCHASE AGREEMENT

This Real Estate Purchase Agreement (this “Agreement”), dated as of June 17, 2019, is entered into by and among MTR GAMING GROUP, INC., a Delaware corporation (“MTR”), ISLE OF CAPRI CASINOS LLC, a Delaware limited liability company (“IOC” and together with MTR, each a “Seller”, collectively the “Sellers”) and VICI PROPERTIES L.P., a Delaware limited partnership (the “PropCo Buyer” and together with Sellers, the “Parties”).

RECITALS

WHEREAS, MTR is the record and beneficial owner of 100% of the outstanding equity interests of Mountaineer Park, Inc., a West Virginia corporation (“Mountaineer”);

WHEREAS, IOC is the record and beneficial owner of 100% of the outstanding equity interests of IOC-Caruthersville, LLC, a Missouri limited liability company (“IOC-Caruthersville”), and IOC-Cape Girardeau, LLC, a Missouri limited liability company (“IOC-CG” and each of Mountaineer, IOC-Caruthersville and IOC-CG, a “Company” and collectively such entities are referred to herein as the “Companies”);

WHEREAS, Mountaineer is the owner of the fee estate of the Mountaineer Property, as more particularly described on Exhibit A-1 attached hereto;

WHEREAS, IOC-Caruthersville is the owner of the fee estate of the IOC-Caruthersville Owned Property, as more particularly described on Exhibit A-2 attached hereto;

WHEREAS, IOC-CG is the owner of the fee estate of the IOC-CG Owned Property, as more particularly described on Exhibit A-3 attached hereto;

WHEREAS, IOC-Caruthersville is the lessee of the IOC-Caruthersville Leased Properties, as more particularly described on Exhibit A-4 attached hereto pursuant to those certain leases described on Exhibit A-4 (each, a “Caruthersville Lease”, collectively, the “Caruthersville Leases”);

WHEREAS, IOC-CG is the lessee of the IOC-CG Leased Properties, as more particularly described on Exhibit A-5 attached hereto pursuant to those certain leases described on Exhibit A-5 (each, a “Cape Girardeau Lease”, collectively, the “Cape Girardeau Leases”; together with the Caruthersville Leases, the “Real Estate Leases”);

WHEREAS, PropCo Buyer wishes to acquire the Mountaineer Property from Mountaineer, the IOC-Caruthersville Property from IOC-Caruthersville and the IOC-CG Property from IOC-CG, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sellers (and, for the limited purposes specified therein, Parent) are entering into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with Century Casinos, Inc., a Delaware corporation (the “OpCo Buyer”) and PropCo Buyer, pursuant to which, among other things, immediately following the consummation of the Real Estate Purchase Transaction, Sellers will sell to OpCo Buyer, and OpCo Buyer will purchase from Sellers, all of the Company Interests, subject to the terms and conditions set forth in the Equity Purchase Agreement. Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Equity Purchase Agreement;

WHEREAS, immediately prior to the consummation of the Real Estate Purchase Transaction, Parent intends to effect the Restructuring; and

WHEREAS, if the Restructuring is effected, IOC will be the record and beneficial owner of the Target Corporation Interests.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Agreement” has the meaning set forth in the preamble.

“Allocated Real Estate Purchase Price” has the meaning set forth in Section 3.1(b).

“Bills of Sale” has the meaning set forth in Section 3.3(c).

“Cape Girardeau Lease” has the meaning set forth in the Recitals.

“Cape Girardeau Parking Lot Lease Agreement” means that certain Lease Agreement (Parking Lot and Driveway) dated as of February 17, 2017, by and between Union Electric Company d/b/a AMEREN Missouri and IOC-CG.

“Cape Girardeau Warehouse Lease” means that certain Lease of Real Estate dated as of October 1, 2017, by and between Drake Mayson Partners, LLC and IOC-CG.

“Caruthersville Lease” has the meaning set forth in the Recitals.

“Caruthersville Right-of-Way Lease” means that certain Lease-Permit dated as of August 28, 2015 between the St. Francis Levee District of Missouri and IOC-Caruthersville.

“Caruthersville Use Permit” means that certain Use Permit dated as of February 11, 2019, by and between St. Francis Levee District of Missouri and IOC-Caruthersville.

“Caruthersville Warehouse Lease” means that certain Lease Agreement dated as of August 22, 2012, by and between M&V Rentals, LLC and IOC-Caruthersville.

“Company” and “Companies” have the meanings set forth in the Recitals.

“Conveyed Real Property” means all real property, including, without limitation, the Owned Real Property and the Leased Property, in each case together with the land and buildings and structures located thereon, and all associated parking areas, Fixtures and all other improvements located thereon (the buildings and such other improvements are referred to herein collectively as the “Improvements”); all references hereinafter made to the Conveyed Real Property shall be deemed to include all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on the Conveyed Real Property or otherwise appertaining to or benefitting the Conveyed Real Property or the Improvements situated thereon, including all coal, oil and gas and other mineral rights, development rights, air and water rights, riparian rights, subsurface rights, vested rights entitling, or prospective rights which may entitle the owner of the Conveyed Real Property to related easements, land use rights, air rights, view shed rights, density credits, water, sewer, electrical or other utility service, credits or rebates, strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Conveyed Real Property, any land lying in the bed or bank of any river or other waterway adjoining or running through any Conveyed Real Property, and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Conveyed Real Property.

“Equity Purchase Agreement” has the meaning set forth in the Recitals.

“Fixtures” means all equipment (including, without limitation, mechanical, electric and electronic equipment), fire prevention and extinguishing apparatus, sprinklers, heating cooling and air-conditioning systems, elevators, escalators, fixtures (including, without limitation, heating, lighting and plumbing fixtures) and other items of property, including all components thereof, that are now or hereafter located in or on, or used in connection with, and permanently affixed to or otherwise incorporated into any Owned Real Property.

“IOC” has the meaning set forth in the preamble.

“IOC-Caruthersville” has the meaning set forth in the Recitals.

“IOC-Caruthersville Right-of-Way Lease Assignment” has the meaning set forth in Section 3.03 (i).

“IOC-Caruthersville Use Permit Lease Assignment” has the meaning set forth in Section 3.03(j).

“IOC-Caruthersville Warehouse Lease Assignment” has the meaning set forth in Section 3.03 (k).

“IOC-CG” has the meaning set forth in the Recitals.

“IOC-CG Parking Lot Lease Assignment” has the meaning set forth in Section 3.03(g).

“IOC-CG Warehouse Lease Assignment” has the meaning set forth in Section 3.03 (h).

“Lease Assignments” means collectively, the IOC-Caruthersville Right-of-Way Lease Assignment, the IOC-Caruthersville Use Permit Lease Assignment, the IOC-Caruthersville Warehouse Lease Assignment, the IOC-CG Parking Lot Lease Assignment and the IOC-CG Warehouse Lease Assignment

“MTR” has the meaning set forth in the preamble.

“OpCo Buyer” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the preamble.

“PropCo Buyer” has the meaning set forth in the preamble.

“RE Closing” means the closing of the Real Estate Purchase Transaction in accordance with the terms and conditions of this Agreement.

“Real Estate Leases” has the meaning set forth in the Recitals.

“Real Estate Purchase Price” has the meaning set forth in Section 3.1(b).

“Seller” and “Sellers” have the meanings set forth in the preamble.

“Tenant” means any tenant or subtenant, as applicable, under any Lease Document.

“Transactions” means the Real Estate Purchase Transaction and the Company Interests Sale.

“Transferred Real Estate Assets” has the meaning set forth in Section 2.1.

ARTICLE II

PURCHASE AND SALE OF TRANSFERRED REAL ESTATE ASSETS

Section 2.1    Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the RE Closing, (i) unless a Mountaineer Termination has occurred under the Equity Purchase Agreement, MTR shall cause Mountaineer to sell, assign and transfer to PropCo Buyer, and PropCo Buyer shall purchase, acquire and accept from Mountaineer, the following assets, properties, rights and claims of Mountaineer, and (ii) IOC shall cause each of IOC-Caruthersville and IOC-CG to sell, assign and transfer to PropCo Buyer, and PropCo Buyer shall purchase, acquire and accept from IOC-Caruthersville and IOC-CG, the following assets, properties, rights and claims of IOC-Caruthersville and IOC-CG, respectively, in each case, wherever located, whether tangible or intangible, and all right, title and interest thereto and thereunder free and clear of all Encumbrances, other than Permitted Encumbrances (collectively, the “Transferred Real Estate Assets”):

(a)    the respective Real Properties;

(b)    the Real Estate Leases;

(c)    the Vessels; and

(d)    the benefits, rights, rights of action and claims (express or implied) to the extent related to the respective Real Properties, Vessels and the Real Estate Leases.

ARTICLE III

RE CLOSING

Section 3.1    RE Closing.

(a)    Unless this Agreement is earlier terminated pursuant to Article VI before satisfaction or waiver of the conditions set forth in Article V (other than those conditions to be satisfied or waived at the RE Closing), the RE Closing shall take place immediately prior to the Closing on the Closing Date as provided in the Equity Purchase Agreement.

(b)    At the RE Closing, as consideration for the Transferred Real Estate Assets, PropCo Buyer shall pay, by wire transfer of immediately available funds, TWO HUNDRED SEVENTY-SEVEN MILLION EIGHT HUNDRED THOUSAND AND 00/100 DOLLARS ($277,800,000.00) (the “Real Estate Purchase Price”) to Sellers of which $96,771,510.00 shall be allocated to the Mountaineer Property, $66,773,876.00 shall be allocated to the IOC-Caruthersville Property and $114,254,614.00 shall be allocated to the IOC-CG Property (such amount allocated to each Property, the “Allocated Real Estate Purchase Price”); provided, however, that in the event of a Mountaineer Termination, the Real Estate Purchase Price shall automatically be deemed to be reduced by the Allocated Real Estate Purchase Price for the Mountaineer Property.

Section 3.2    PropCo Buyer’s Additional Closing Deliverables. At the RE Closing, in addition to the payment of the Real Estate Purchase Price required by Section 3.1(b), PropCo Buyer shall deliver to Sellers all of the following with respect to each Property:

(a)    counterparty signature pages (and acknowledgments, as applicable) to the Bills of Sale and the Lease Assignments duly executed by PropCo Buyer;

(b)    if applicable, duly completed and signed (and acknowledged if required by Law) real estate transfer forms (including any certificates of value and Transfer Tax forms, if applicable);

(c)    such documents required to be delivered pursuant to Section 1.3(f) of the Equity Purchase Agreement; and

(d)    without limitation by specific enumeration of the foregoing, all other customary documents reasonably required from PropCo Buyer to consummate the Real Estate Purchase Transaction that do not impose any material liability on PropCo Buyer.

Section 3.3    Seller’s Closing Deliverables. At the RE Closing, Sellers shall, and shall cause each of the Companies (unless otherwise expressly set forth below) to, deliver to PropCo Buyer all of the following:

(a)    a deed for each Owned Real Property, the forms of which are attached hereto as Exhibits B-1, B-2 and B-3 with respect to the Mountaineer Property, the IOC-Caruthersville Property and IOC-CG Property, respectively, duly executed and acknowledged by

Mountaineer, IOC-Caruthersville and IOC-CG, respectively, conveying the applicable Owned Real Property to PropCo Buyer (or its designee in each instance), subject only to Permitted Encumbrances;

(b)    if applicable, for each Owned Real Property that constitutes Transferred Real Estate Assets, duly completed and signed (and acknowledged if required by Law) real estate transfer forms (including any certificates of value and Transfer Tax forms, if applicable);

(c)    a bill of sale with respect to certain personal property used in connection with the vessels located near the IOC-Caruthersville Property (the “Bill of Sale”);

(d)    Intentionally Omitted;

(e)    certification in compliance with Treasury Regulations Section 1.1445-2, certifying that the Transactions are exempt from withholding under Section 1445 of the Code, the form of which is attached hereto as Exhibit E;

(f)    a bill of sale for each Vessel and any and all floating platforms, the form which is attached hereto as Exhibit F (collectively, the “Vessel Bills of Sale”);

(g)    an assignment and assumption agreement, the form of which is attached hereto as Exhibit G, duly executed and acknowledged by IOC-CG assigning all of IOC-CG’s right, title and interest in the Cape Girardeau Parking Lot Lease Agreement to the PropCo Buyer (or its designee) (the “IOC-CG Parking Lot Lease Assignment”);

(h)    an assignment and assumption agreement, the form of which is attached hereto as Exhibit H, duly executed and acknowledged by IOC-CG assigning all of IOC-CG’s right, title and interest in the Cape Girardeau Warehouse Lease to the PropCo Buyer (or its designee) (the “IOC-CG Warehouse Lease Assignment”);

(i)    an assignment and assumption agreement, the form of which is attached hereto as Exhibit I, duly executed and acknowledged by IOC-Caruthersville assigning all of IOC-Caruthersville’s right, title and interest in the Caruthersville Right-of-Way Lease to the PropCo Buyer (or its designee) (the “IOC-Caruthersville Right-of-Way Lease Assignment”);

(j)    an assignment and assumption agreement, the form of which is attached hereto as Exhibit J, duly executed and acknowledged by IOC-CG assigning all of IOC-CG’s right, title and interest in the Caruthersville Use Permit to the PropCo Buyer (or its designee) (the “IOC-Caruthersville Use Permit Assignment”);

(k)    an assignment and assumption agreement, the form of which is attached hereto as Exhibit K, duly executed and acknowledged by IOC-CG assigning all of IOC-CG’s right, title and interest in the Caruthersville Warehouse Lease to the PropCo Buyer (or its designee) (the “IOC-Caruthersville Warehouse Lease Assignment”);

(l)    such affidavits, certificates, documents and/or instruments in form and substance as the Title Company may reasonably require in order to omit from each Title Policy all exceptions and Encumbrances thereto (other than Permitted Encumbrances), including, without limitation, any exceptions for parties in possession claiming through any Company (provided an exception specifically listing any Tenants occupying the applicable Property, as tenants or subtenants only, under Lease Documents with no option to purchase or rights of first refusal to purchase all or any portion of the applicable Conveyed Property and otherwise in accordance with the Equity Purchase Agreement shall be permitted); and

(m)    such documents required to be delivered pursuant to Section 1.3(d) of the Equity Purchase Agreement.

ARTICLE IV

COVENANTS

Section 4.1    Transfer Taxes. All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne 50% by PropCo Buyer and 50% by the Sellers when due. PropCo Buyer shall prepare and file all Tax Returns to such Transfer Taxes; provided that Sellers shall join, or cause the applicable Companies to join, in the execution of any such Tax Returns where required by applicable Law. The covenants and agreements of this Section 4.1 shall survive the RE Closing.

Section 4.2    Legal Description. Sellers and PropCo shall reasonably cooperate with each other, the Title Company and surveyor to correct any errors or inaccuracies in the legal description for the Mountaineer Property to the extent necessary prior to the RE Closing.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1    Conditions to Obligations of Both Parties. The respective obligations of each party to this Agreement to effect the RE Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by the applicable Party or Parties:

(a)    the conditions set forth in Section 6.1 of the Equity Purchase Agreement (except for Section 6.1(c)) shall have been satisfied or waived by PropCo Buyer, Sellers and OpCo Buyer in writing in accordance with its terms; it being understood and agreed that (x) the conditions set forth in Section 6.1 of the Equity Purchase Agreement (except for Section 6.1(c)) are conditions to each of Sellers’ and PropCo Buyer’s respective obligations to consummate the RE Closing as if repeated in this Section 5.1(a) and (y) no waiver of any condition in Section 6.1 of the Equity Purchase Agreement by any party to the Equity Purchase Agreement shall be deemed to be a waiver of this Section 5.1(a); and

(b)    the Equity Purchase Agreement shall not have been terminated in accordance with its terms.

Section 5.2    Additional Conditions to Obligations of PropCo Buyer. The obligation of PropCo Buyer to effect the RE Closing is also subject to the satisfaction of each of the following conditions on or prior to the Closing Date, which may be waived in whole or in part in writing exclusively by PropCo Buyer:

(a)    the conditions set forth in Section 6.2 of the Equity Purchase Agreement shall have been satisfied or waived by PropCo Buyer in writing in accordance with its terms; it being understood and agreed that (x) the conditions set forth in Section 6.2 of the Equity Purchase Agreement are conditions to PropCo Buyer’s obligation to consummate the RE Closing as if repeated in this Section 5.2(a) and (y) no waiver of any condition in Section 6.2 of the Equity Purchase Agreement by any party to the Equity Purchase Agreement shall be deemed to be a waiver of this Section 5.2(a); and

(b)    fee title to each Owned Real Property, and good, valid and marketable title to each Vessel, shall be conveyed and transferred to PropCo Buyer that constitutes Transferred Real Estate Assets or its designee and the leasehold estate in the Leased Real Property pursuant to the Real Estate Leases shall be assigned to Propco Buyer in each case, subject only to the Permitted Encumbrances and any other title defects or encumbrances that, individually or in the aggregate, do not and would not reasonably be expected to materially reduce the value of the applicable Real Property or materially interfere with the use of the applicable Real Property as it is currently used (such other title defects or encumbrances, collectively, “Additional Encumbrances”), and the Title Policy shall be issued to PropCo Buyer (or its designee) in the condition required by the definition of the term “Title Policy” (except that the same may be subject to Additional Encumbrances, which Additional Encumbrances shall be deemed “Permitted Encumbrances” for purposes of this Agreement); provided, however, that in the event that at or prior to the RE Closing, title to any Property is subject to one or more monetary Encumbrances that are not otherwise Permitted Encumbrances, any of such monetary Encumbrances shall be deemed “Permitted Encumbrances” with respect to such Property for the purposes of this Agreement if (i) such Encumbrance is monetary in nature, (ii) all such monetary Encumbrances (together with any Permitted Encumbrances included in subsection (iii) of the definition of Permitted Encumbrances as set forth in the Equity Purchase Agreement) secure obligations that do not exceed $3,000,000.00 in the aggregate and (iii) such monetary Encumbrance is affirmatively insured against by the Title Company pursuant to affirmative insurance reasonably acceptable to PropCo Buyer.

Section 5.3    Additional Conditions to Obligations of each Seller. The obligation of the Sellers to effect the RE Closing is further conditioned upon satisfaction (or waiver by each Seller) at or prior to the RE Closing of the conditions set forth in Section 6.3 of the Equity Purchase Agreement in accordance with the terms of the Equity Purchase Agreement.

Section 5.4    Frustration of Closing Conditions. Neither PropCo Buyer nor Sellers may rely on any failure to any condition set forth in this Article V to be satisfied if such failure was primarily due to the failure of such Party to perform any of its obligations under this Agreement or the Equity Purchase Agreement.

Section 5.5    Closings Contingent. Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Company Interests Sale is not consummated following the RE Closing on the date upon which the RE Closing is consummated in accordance with Article I of the Equity Purchase Agreement, the RE Closing shall be and shall be deemed to be void and of no further force or effect.

ARTICLE VI

TERMINATION

Section 6.1    Termination. This Agreement shall automatically terminate if the Equity Purchase Agreement is terminated pursuant to its terms.

Section 6.2    Effect of Termination. In the event that this Agreement is terminated pursuant to Section 6.1, each Party will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to either Party, except as otherwise provided in Article VII and Section 9.3 of the Equity Purchase Agreement.

Section 6.3    Remedies Upon Termination. The Parties shall be entitled to the remedies provided for in Article VII and Section 9.3 of the Equity Purchase Agreement, without duplication, as and solely to the extent provided in such Article VII or and Section 9.3, as applicable, and subject to the limitations set forth therein.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. Section 9.2 of the Equity Purchase Agreement shall apply to Sellers and PropCo Buyer hereunder mutatis mutandis, subject, however, to the provisions of Section 7.2 hereof.

Section 7.2    Specific Performance. Section 9.3 of the Equity Purchase Agreement shall apply to Sellers and PropCo Buyer hereunder mutatis mutandis, subject, however, to the remaining provisions of this Section 7.2. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement or in the Equity Purchase Agreement, solely to the extent necessary to enforce obligations hereunder related to the transfer of any Property, the Parties may pursue an action or proceeding in the state courts of the state in which the applicable Property is located and the federal courts of the United States of America located in the county in which the applicable Property is located. Notwithstanding anything to the contrary set forth in this Agreement, (1) if, for any reason, OpCo Buyer shall fail to consummate the Company Interests Sale then (x) the foregoing provisions of this Section 7.2 shall be void and of no force or effect, and (y) Sellers shall not be entitled to specific performance or any other equitable relief or remedy as against PropCo Buyer, and Sellers’ sole and exclusive remedy shall be as set forth in Article VII of the Equity Purchase Agreement, and (2) if OpCo Buyer pays the Buyer Termination Fee, PropCo Buyer pays the PropCo Termination Fee or OpCo Buyer and PropCo Buyer pay the Joint Termination Fee, in each case in accordance with Section 7.3 of the Equity Purchase Agreement, then, except as otherwise provided in Section 7.3(e) of the Equity Purchase Agreement, the Buyer Termination Fee, PropCo Termination Fee or Joint Termination Fee, as the case may be, shall be Sellers’ sole and exclusive remedy for the applicable Acquiror’s failure to consummate the Company Interests Sale and/or the RE Closing, as applicable.

Section 7.3    Notices. Section 9.4 of the Equity Purchase Agreement shall apply to Sellers and PropCo Buyer hereunder mutatis mutandis.

Section 7.4    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement unless otherwise indicated. All Exhibits and Schedules of this Agreement are incorporated herein by reference. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The posting of any document, agreement, instrument or other information to the online “data room” hosted by Merrill DataSite will constitute “delivery” of such document, agreement, instrument or other information to PropCo Buyer within the meaning of this Agreement.

Section 7.5    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.6    Entire Agreement. This Agreement and the Equity Purchase Agreement and all documents and instruments referred to herein and therein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 7.7    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.8    Assignment. Without the prior written consent of all of the Parties hereto, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise, except that PropCo Buyer may assign its rights (but not its obligations) under this Agreement to one or more of its Affiliates. Any attempted assignment in violation of this Section 7.8 shall be void.

Section 7.9    Parties of Interest; No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its permitted successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly set forth in Section 7.8.

Section 7.10    Counterparts. This Agreement may be executed in any number of counterparts and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or PDF file (portable document format file) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.11    Mutual Drafting. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 7.12    Amendment. This Agreement may not be amended other than by an instrument in writing signed on behalf of PropCo Buyer and the Sellers.

Section 7.13    Extension; Waiver. In accordance with the terms of the Equity Purchase Agreement, at any time prior to the RE Closing, PropCo Buyer, on the one hand, and the Sellers, on the other hand, may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant herein and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. No failure or delay on the part of any Party hereto in the exercise of any right or remedy hereunder shall impair such right or remedy or be construed as a waiver of, or acquiescence in, any breach hereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or any other right.

Section 7.14    PropCo Buyer’s Reliance on its Investigations and Release. The provisions of this Section 7.14 shall survive the RE Closing indefinitely and shall not be deemed merged into any of the Closing documents.

(a)    PROPCO BUYER ACKNOWLEDGES AND AGREES, BY CONSUMMATING THE RE CLOSING, IT WILL BE DEEMED TO HAVE BEEN GIVEN A FULL OPPORTUNITY TO INSPECT AND INVESTIGATE EACH AND EVERY ASPECT OF EACH OF THE REAL PROPERTIES, EITHER INDEPENDENTLY OR THROUGH AGENTS OF PROPCO BUYER’S CHOOSING. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLERS AND PROPCO BUYER AGREE THAT SELLERS ARE SELLING, ASSIGNING AND TRANSFERRING AND PROPCO BUYER IS PURCHASING AND ACCEPTING THE OWNED REAL PROPERTIES AND THE LEASEHOLD INTERESTS IN THE LEASED REAL PROPERTIES ON AN “AS IS, WHERE IS, ALL FAULTS” BASIS AS OF THE DATE OF THIS AGREEMENT, SUBJECT TO ORDINARY WEAR AND TEAR, WITH ANY AND ALL LATENT AND PATENT DEFECTS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER WHICH ARE EXPRESSLY SET FORTH IN THE EQUITY PURCHASE AGREEMENT AND THE OTHER INSTRUMENTS DELIVERED PURSUANT TO THE EQUITY PURCHASE AGREEMENT. PROPCO BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS

AND WARRANTIES OF THE SELLER SET FORTH IN THE EQUITY PURCHASE AGREEMENT AND THE OTHER INSTRUMENTS DELIVERED PURSUANT TO THE EQUITY PURCHASE AGREEMENT, IT IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTIES AND IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM THE SELLERS OR PARENT OR THEIR RESPECTIVE AGENTS OR BROKERS AS TO ANY MATTER CONCERNING THE REAL PROPERTIES OR OTHERWISE, INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO, ACCESS, THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE REAL PROPERTIES, (IV) THE DEVELOPMENT POTENTIAL OF THE REAL PROPERTIES, AND EACH REAL PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, SUITABILITY, VALUE OR FITNESS OF ANY REAL PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF ANY REAL PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF ANY REAL PROPERTY, (VI) THE COMPLIANCE OF ANY REAL PROPERTY OR THEIR OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT ANY REAL PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON ANY REAL PROPERTY, (IX) THE CONDITION OF TITLE TO ANY REAL PROPERTY, (X) ANY FORECASTS, PROJECTIONS OR ESTIMATES OF FUTURE RESULTS, INCLUDING THE NET OPERATING INCOME WITH RESPECT TO THE REAL PROPERTY, AND (XI) THE ECONOMICS OF THE OPERATION OF ANY REAL PROPERTY.

(b)    WITHOUT LIMITING THE ABOVE, EXCEPT AS OTHERWISE PROVIDED IN ANY AGREEMENT ENTERED INTO BETWEEN PROPCO BUYER AND/OR ITS AFFILIATES, ON THE ONE HAND, AND ANY SELLER AND/OR ITS AFFILIATES, ON THE OTHER HAND (INCLUDING, WITHOUT LIMITATION, ANY COVENANT OR OBLIGATION OF ANY SELLER AND/OR ITS AFFILIATES PURSUANT TO ANY SUCH AGREEMENT), EFFECTIVE UPON THE CLOSING, PROPCO BUYER, FOR AND ON BEHALF OF ITSELF, ANY ENTITY AFFILIATED WITH PROPCO BUYER AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES SELLERS, PARENT AND THEIR RESPECTIVE AFFILIATES, PARTNERS, MEMBERS, SHAREHOLDERS, INVESTMENT MANAGERS, PROPERTY MANAGERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM AND THEIR RESPECTIVE PREDECESSORS, HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS,

LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) OF WHATEVER KIND OR NATURE, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR FUTURE, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING, BROUGHT OR THREATENED, OR ORDERED BY ANY APPROPRIATE GOVERNMENTAL AUTHORITY) THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH OR RELATING TO ANY ASSUMED LIABILITY, THE REAL PROPERTY OR ITS CONDITION OR ANY LAW APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE PRESENCE, MISUSE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS MATERIALS AT THE REAL PROPERTY AND ANY LIABILITY OR CLAIM RELATED TO THE REAL PROPERTY ARISING UNDER ANY ENVIRONMENTAL LAWS, BUT IN ALL EVENTS EXCLUDING (I) ANY REPRESENTATIONS, WARRANTIES AND/OR OBLIGATIONS OF THE SELLER OR ITS SUBSIDIARIES UNDER THE EQUITY PURCHASE AGREEMENT OR ANY INSTRUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE EQUITY PURCHASE AGREEMENT THAT EXPRESSLY SURVIVE THE RE CLOSING OR THE CLOSING AND (II) THE FRAUDULENT ACTIONS OF THE SELLER OR ITS SUBSIDIARIES.

Section 7.15    Unitary Transaction. Except as otherwise provided in the Equity Purchase Agreement with respect to an Mountaineer Termination or unless the parties hereafter otherwise agree, the Parties hereby agree that if the RE Closing is to occur, it must be in respect of all Transferred Real Estate Assets, and Acquirors shall not have the right to acquire, and Sellers shall not have the right to require Acquirors to acquire, fewer than all of the Transferred Real Estate Assets.

Section 7.16    Releases.

(a)    Effective as of the Closing, PropCo Buyer hereby unconditionally and irrevocably and forever releases and discharges each of the Sellers and each of their respective successors and assigns, and any present or former direct and indirect investors, partners, shareholders, equity holders, directors, managers, officers, employees, agents, lenders, principals, members or managers of any of the foregoing Persons (each, a “Seller Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity (collectively, the “PropCo Released Claims”) that PropCo Buyer ever had, now has or ever may have or claim to have against any Seller Released Party, arising in connection with the management, ownership and operation of any of the Transferred Real Estate Assets; provided, however, that this release does not extend to claims relating to any breach or alleged breach of this Agreement or the Equity Purchase Agreement or any of the provisions set forth herein or therein or release or waive any rights to be indemnified, reimbursed and held harmless that the Acquirors are entitled to under Article VIII of the Equity Purchase Agreement. PropCo Buyer expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. PropCo Buyer covenants that it will not (and that PropCo Buyer will cause all other Persons who may seek to claim as, by, through or in relation to PropCo Buyer or any of the matters released by or on behalf of the PropCo Buyer in this Section 7.16(a) not to) sue any of the Seller Released Parties on the basis of any of the PropCo Released Claims herein released and discharged. PropCo Buyer understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. PropCo Buyer acknowledges that the Sellers will be relying on the waiver and release provided in this Section 7.16(a) in connection with entering into this Agreement and the Equity Purchase Agreement and that this Section 7.16(a) is intended for the benefit of, and to grant third party rights to, each Seller Released Party to enforce this Section 7.16(a).

(b)    Effective as of the Closing, the Sellers each hereby unconditionally and irrevocably and forever releases and discharges PropCo Buyer and each of its successors and assigns, and any present or former direct and indirect investors, partners, shareholders, equity holders, directors, managers, officers, employees, agents, lenders, principals, members or managers of any of the foregoing Persons (each, a “Company Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity (collectively, the “Seller Released Claims”) that such Seller ever had, now has or ever may have or claim to have against any Company Released Party, arising in connection with the management, ownership and operation of any of the Transferred Real Estate Assets; provided, however, that this release does not extend to claims relating to any breach or alleged breach of this Agreement or the Equity Purchase Agreement or any of the provisions set forth herein or therein or release or waive any rights to be indemnified, reimbursed and held harmless that the Sellers are entitled to under Article VIII of the Equity Purchase Agreement. Sellers each expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Sellers covenant that they will (and that they will cause all other Persons who may seek to claim as, by, through or in relation to Sellers or any of the matters released by or on behalf of Sellers in this Section 7.16(b) not to) sue any of the Company Released Parties on the basis of any of the Seller Released Claims herein released and discharged. Sellers understand the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Sellers acknowledge that PropCo Buyer will be relying on the waiver and release provided in this Section 7.16(b) in connection with entering into this Agreement and the Equity Purchase Agreement and that this Section 7.16(b) is intended for the benefit of, and to grant third party rights to, each Company Released Party to enforce this Section 7.16(b).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Real Estate Purchase Agreement to be executed as of the date first written above.

SELLERS:

ISLE OF CAPRI CASINOS LLC

By:	/s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Executive Vice President, Chief Legal Officer and Secretary

MTR GAMING GROUP, INC.

By:	/s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr.
Title: Executive Vice President, Chief Legal Officer and Secretary

[Signature Page Real Estate Purchase Agreement]

PROPCO BUYER:

VICI PROPERTIES L.P., a Delaware limited partnership

By:	/s/ David Kieske
Name:	David Kieske
Title:	Treasurer

[Signature Page Real Estate Purchase Agreement]